UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2015

NEUROMETRIX, INC.

(Exact name of registrant as specified in charter)

Delaware	001-33351	04-3308180
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Winter Street, Waltham, Massachusetts 02451
(Address of principal executive offices) (Zip Code)

(781) 890-9989
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a) On December 1, 2015, NeuroMetrix, Inc. (the “Corporation”) filed a Certificate of Amendment to its Restated Certificate of Incorporation, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference, with the Secretary of State of the State of Delaware. The Certificate of Amendment, effective as of December 1, 2015 (i) increases from 50,000,000 shares to 100,000,000 shares the aggregate number of shares of common stock authorized to be issued by the Corporation, and (ii) effects a reverse stock split of the Corporation’s common stock at a ratio of 1-to-4.

As previously disclosed on a Current Report on Form 8-K filed on October 30, 2015, our stockholders approved an amendment to our Restated Certificate of Incorporation to effect a reverse stock split of our common stock, at a ratio in the range of 1-for-2 to 1-for-4. On November 20, 2015, the Corporation’s Board of Directors selected the 1-for-4 reverse stock split ratio and authorized the implementation of the reverse stock split.

As a result of the reverse stock split, every four shares of our pre-reverse split common stock will be combined and reclassified into one share of our common stock, and our outstanding warrants and shares of our Series B Convertible Preferred Stock will be combined and reclassified in accordance with their respective terms. No fractional shares will be issued in connection with the reverse stock split. Stockholders who otherwise would be entitled to receive a fractional share in connection with the reverse stock split will receive a cash payment in lieu thereof.

Our transfer agent, American Stock Transfer & Trust Company, is acting as exchange agent for the reverse stock split and will send instructions to stockholders of record regarding the exchange of certificates for common stock.

On December 1, 2015, we also issued a press release with respect to the reverse stock split described above, a copy of which is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Exhibits

Exhibit Number	Description
3.1	Certificate of Amendment of Restated Certificate of Incorporation of NeuroMetrix, Inc.

99.1	Press Release, dated December 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROMETRIX, INC.

Date: December 1, 2015	/s/ THOMAS T. HIGGINS
Thomas T. Higgins
Senior Vice President, Chief Financial Officer
and Treasurer